Exhibit 5.1

December 20, 2004

Key Technology, Inc.
150 Avery Street
Walla Walla, Washington 99362

Key Technology, Inc.
Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Key Technology, Inc., an Oregon corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the Company's Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement covers up to 31,549 shares of the Company's common stock, par value $0.01 per share, issuable on exercise of warrants (the "Warrants") issued to Advanced Machine Vision Corporation shareholders in connection with the Company's acquisition of Advanced Machine Vision Corporation. The Warrants are exercisable pursuant to the terms of the First Amended and Restated Warrant Agreement between the Company and American Stock Transfer & Trust Company, dated April 1, 2001 (the "Warrant Agreement"). The shares of common stock issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares."

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Warrants, the Warrant Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

1.	The Warrants and the Warrant Shares have been duly authorized by all necessary corporate action of the Company.

2.	When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants and the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the related prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Tonkon Torp LLP